EXHIBIT 99.1

Press Release
For Immediate Release
Contact:
Tim Cunningham
847-597-9320
tcunningham@pregis.com
PREGIS ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS
Deerfield, IL, May 14, 2007 — Pregis Corporation, a leading international manufacturer, marketer, and supplier of protective packaging products and specialty packaging solutions, today announced its financial results for the first quarter of 2007.
A comparative summary of the Company’s results for the three months ended March 31, 2007 is as follows:

	Three Months Ended March 31,
	2007	2006	Change
(dollars in millions)
Net sales	$239.0	$225.4	$13.6

Gross profit margin % (1)	25.6%	22.3%	3.3%

Operating income	$16.5	$7.6	$8.9

Net income (loss)	$2.2	$(1.9)	$4.1

(1)	Defined as follows: Consolidated net sales minus consolidated cost of sales, excluding depreciation and amortization, divided by consolidated net sales.
In the first quarter of 2007, net sales increased 6% to $239.0 million from $225.4 million in the comparable quarter of 2006, primarily due to favorable foreign currency translation. Improved pricing in the 2007 quarter was largely offset by lower volumes, driven in part by the Company’s efforts to improve product mix, along with the impact of a weaker U.S. economy. Volumes in the Company’s European protective and specialty packaging businesses were favorable to the prior year.

The Company is continuing its focus on profitable volume growth through new product innovation and expansion into new markets and applications, as well as disciplined pricing, product mix optimization and productivity improvements to ensure its success in the long range.
The Company’s gross profit margin increased to 25.6% in the first quarter of 2007 compared to 22.3% for the same period of 2006, as the Company benefited from improved product mix and the productivity and efficiency initiatives implemented throughout 2006 within its manufacturing processes.
While resin costs declined at the end of 2006 from the peak levels attained during the year, they rose during the first quarter of 2007 and further increases are presently expected. The Company expects such raw material cost volatility to continue for the foreseeable future and remains committed to its disciplined focus on profitable growth.
Operating income in the first quarter of 2007 was $16.5 million, representing a significant increase over the comparable 2006 amount of $7.6 million. The increase resulted from the higher gross profit margin, offset in part by higher selling, general and administrative expenses. The Company’s 2007 first quarter selling, general and administrative expenses increased approximately $1.9 million over the 2006 level, due primarily to the impacts of foreign currency translation. As a percent of net sales, selling, general and administrative costs were relatively constant, at 13.4% for the first quarter of 2007, compared to 13.3% for the 2006 period.
In the first quarter of 2007, the Company generated net income of $2.2 million, compared to a net loss of $1.9 million in the first quarter of 2006.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased $8.8 million, or 42%, to $29.7 million for the first quarter of 2007 from $20.9 million for the same period of 2006. For a reconciliation of EBITDA to net income, see the supplementary information attached at the end of this release.
A comparative summary of net sales by segment for the three months ended March 31, 2007 is as follows:

	Three Months Ended March 31,
Net Sales by Segment	2007	2006	Change
(dollars in millions)
Protective Packaging	$156.8	$152.5	$4.3
Flexible Packaging	42.7	38.0	4.7
Hospital Supplies	18.8	16.2	2.6
Rigid Packaging	22.0	20.2	1.8
Eliminations	(1.3)	(1.5)	0.2

Total	$239.0	$225.4	$13.6

Comments on segment net sales performance for the first quarter of 2007 are as follows:
•	Net sales of the protective packaging segment increased $4.3 million, or 3%. The improvement was driven by favorable pricing and favorable foreign currency effects. This was offset in part by reduced product volume resulting from the Company’s efforts to improve product mix, along with weakened demand in certain U.S. markets. Excluding the impact of favorable foreign currency effects, the segment’s 2007 first quarter net sales would have decreased 1%.

•	Net sales of the flexible packaging segment increased $4.7 million, or 12%, mainly due to favorable foreign currency effects. In the quarter, the segment also increased product sales volume, particular in the fresh food sector, and resin resale volume; however, this was partially offset by a decline in sales prices due to shifts in product mix. Excluding the impact of favorable foreign currency effects, 2007 first quarter net sales would have increased 3%.

•	Net sales of the hospital supplies segment increased $2.6 million, or 16%, due principally to favorable foreign currency effects. The growth was also due to higher volumes in fast growth, disposable medical products, offset in part by unfavorable pricing due to product mix and competitive pricing reductions. Excluding the impact of favorable foreign currency effects, 2007 first quarter net sales would have increased 6%.

•	Net sales of the rigid packaging segment increased $1.8 million, or approximately 9%, driven by favorable foreign currency effects, offset in part by lower pricing due to shifts in product mix and a nominal reduction in product volume. Excluding the favorable foreign currency effects, the segment’s 2007 first quarter net sales would have decreased approximately 2%.
Cash and cash equivalents at March 31, 2007 totaled $71.4 million, which is $25.8 million higher than the December 31, 2006 balance. Cash increased primarily due to earnings during the quarter, as well as reductions in working capital since the end of 2006. During the first quarter, the Company used its cash to fund debt service of approximately $6 million, capital expenditures of $5 million, and income taxes of $1 million. The Company also used cash in April 2007 to make semi-annual interest payments totaling approximately $13 million on it senior secured and subordinated notes.
The Company presently has approximately $45 million of available borrowing under its revolving credit facility. As of March 31, 2007, the Company had short-term debt of $1.9 million and long-term debt of $455.9 million.
A summary of the Company’s Adjusted EBITDA as calculated per the terms of its indentures is presented at the end of this release.
Conference Call:

The Company will conduct an investor conference call to review its 2007 first quarter results on Tuesday, May 15, 2007 at 9:00 a.m. ET (8:00 a.m. CT). The call can be accessed through the following dial-in numbers: Domestic: 866-543-6408; International: 617-213-8899; Conference ID: 96399361. A replay of the conference call will be available through May 29, 2007. The replay may be accessed using the following dial-in information: Domestic: 888-286-8010; International: 617-801-6888; Conference ID: 71833118.
About Pregis:

Pregis Corporation is a leading global provider of innovative protective, flexible, and foodservice packaging and hospital supply products. The specialty-packaging leader currently operates 44 facilities in 17 countries around the world. Pregis Corporation is a wholly owned subsidiary of Pregis Holding II Corporation. For more information about Pregis, visit the Company’s web site at www.pregis.com.

Non-GAAP Measures:

Certain non-GAAP measures are discussed in this press release. Management believes the discussion of these measures provides investors with additional insight into the ongoing operations of the Company. Non-GAAP measures are reconciled to the closest GAAP measure in the schedules attached to this release. EBITDA is a measure used by management to evaluate operating performance and may be useful for, and is frequently used by, securities analysts, investors and other interested parties to perform comparisons of our operating performance between periods and with other companies in our industry and across different industries. Adjusted EBITDA is a non-GAAP measure used to determine compliance with the Company’s indenture covenants. The non-GAAP measures should not be viewed as alternatives to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.
Safe Harbor Statement:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of key risk factors, please see the risk factors disclosed in our annual report, which is available on our website, www.pregis.com. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.

Pregis Holding II Corporation
Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$71,436	$45,667
Accounts receivable
Trade, net of allowances of $4,089 and $4,055, respectively	144,657	142,472
Other	4,733	2,535
Inventories, net	96,554	92,196
Deferred income taxes	3,921	3,951
Due from Pactiv	14,393	14,735
Prepayments and other current assets	7,921	8,221

Total current assets	343,615	309,777
Property, plant and equipment, net	265,678	270,646
Other assets
Goodwill	134,919	135,232
Intangible assets, net	46,184	47,139
Deferred financing costs, net	10,805	11,271
Due from Pactiv, long-term	13,213	10,922
Other	12,507	12,045

Total other assets	217,628	216,609

Total assets	$826,921	$797,032

Liabilities and stockholder’s equity
Current liabilities
Current portion of long-term debt	$1,924	$1,854
Accounts payable	97,998	78,557
Accrued income taxes	17,867	16,091
Accrued payroll and benefits	15,915	19,356
Accrued interest	11,005	6,308
Other	18,949	20,093

Total current liabilities	163,658	142,259
Long-term debt	455,939	453,463
Deferred income taxes	35,209	34,717
Long-term income tax liabilities	9,955	6,939
Pension and related liabilities	9,360	9,039
Other	6,086	6,355
Stockholder’s equity:
Common stock — $0.01 par value; 1,000 shares authorized, 149.0035 shares issued and outstanding at March 31, 2007 and December 31, 2006	—	—
Additional paid-in capital	149,180	149,101
Accumulated deficit	(9,562)	(11,809)
Accumulated other comprehensive income	7,096	6,968

Total stockholder’s equity	146,714	144,260

Total liabilities and stockholder’s equity	$826,921	$797,032

Pregis Holding II Corporation
Consolidated Statements of Operations
Unaudited
(dollars in thousands)

	Three Months Ended March 31,
	2007	2006
Net sales	$239,017	$225,391

Operating costs and expenses:
Cost of sales, excluding depreciation and amortization	177,819	175,035
Selling, general and administrative	31,982	30,089
Depreciation and amortization	12,676	12,636

Total operating costs and expenses	222,477	217,760

Operating income	16,540	7,631
Interest expense	11,261	9,967
Interest income	(47)	(56)
Foreign exchange gain, net	(573)	(636)

Income (loss) before income taxes	5,899	(1,644)
Income tax expense	3,652	274

Net income (loss)	$2,247	$(1,918)

Pregis Holding II Corporation
Consolidated and Combined Statements of Cash Flows
Unaudited
(dollars in thousands)

	Three Months Ended March 31,
	2007	2006
Operating activities
Net income (loss)	$2,247	$(1,918)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	12,676	12,636
Deferred income taxes	974	(1,634)
Unrealized foreign gain	(604)	(653)
Amortization of deferred financing costs	535	608
Stock compensation expense	79	49
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(5,075)	(9,730)
Inventories, net	(3,721)	(2,654)
Prepayments and other current assets	317	(474)
Accounts payable	18,592	(2,210)
Accrued taxes	4,537	147
Accrued interest	4,698	2,377
Other current liabilities	(4,794)	(1,342)
Other, net	(271)	142

Cash provided by (used in) operating activities	30,190	(4,656)

Investing activities
Capital expenditures	(5,099)	(4,791)
Proceeds from sale of assets	184	62
Purchase price adjustments on acquisition of Pregis businesses	—	(1,751)

Cash used in investing activities	(4,915)	(6,480)

Financing activities
Repayment of long-term debt	(443)	(426)
Other, net	296	26

Cash used in financing activities	(147)	(400)
Effect of exchange rate changes on cash and cash equivalents	641	755

Increase (decrease) in cash and cash equivalents	25,769	(10,781)
Cash and cash equivalents, beginning of period	45,667	54,141

Cash and cash equivalents, end of period	$71,436	$43,360

Pregis Holding II Corporation
Adjusted EBITDA Reconciliation
Unaudited
(dollars in thousands)

	Twelve Months Ended March 31,
	2007	2006
Net loss of Pregis Holding II Corporation	$(4,235)	$(17,731)
Interest expense, net	43,592	21,561
Income tax expense	8,220	(2,152)
Depreciation and amortization	53,219	40,481

EBITDA	100,796	42,159

Other non-cash charges (income):
Impact attributable to application of purchase accounting	258	4,787
Non-cash goodwill impairment	—	35,654
Non-cash stock based compensation expense	127	49
Non-cash restructuring income	—	(156)
Unrealized foreign currency translation (gains) losses, net	(4,788)	61
Net unusual or nonrecurring gains or losses:
Gain on sale of securities and other	—	268
Realized gain on foreign exchange forward contract	—	(5,441)
Executive management severance and recruiting expenses	6,299	1,452
Nonrecurring charges related to acquisitions and dispositions	6,238	2,391
Other adjustments:
Amounts paid pursuant to management agreement with Sponsor	1,698	782
Pro forma costs savings	—	4,037

Adjusted EBITDA (“Consolidated Cash Flow”)	$110,628	$86,043

Notes to the above:

EBITDA is defined as net income before interest expense, interest income, income tax expense, depreciation and amortization. Adjusted EBITDA, or Consolidated Cash Flow as used in the Company’s indentures, is presented because it is a material element of the secured indebtedness leverage ratio and the fixed charge coverage ratio included in the indentures.

Pregis Holding II Corporation
Supplementary Information
Unaudited
Net Sales by Segment

				Change Attributable to the
				Following Factors
	Three Months Ended March 31,			Price/	Product	Resin Resale	Currency
	2007	2006	% Change	Mix	Volume	Volume	Translation
	(dollars in millions)
Protective Packaging	$156.8	$152.5	2.8%	2.4%	(3.5)%	0.2%	3.7%
Flexible Packaging	42.7	38.0	12.4%	(2.5)%	4.5%	1.2%	9.2%
Hospital Supplies	18.8	16.2	16.0%	(1.6)%	7.1%	—	10.5%
Rigid Packaging	22.0	20.2	8.9%	(1.7)%	(0.5)%	—	11.1%
Intersegment eliminations	(1.3)	(1.5)	(13.3)%

	$239.0	$225.4	6.0%	0.9%	(1.1)%	0.3%	5.9%

Gross Margin Calculations

	Three Months Ended March 31,
(dollars in millions)	2007	2006	Change
Net sales	$239.0	$225.4	$13.6
Cost of sales, excluding depreciation and amortization	(177.8)	(175.0)	(2.8)

Gross margin	$61.2	$50.4	$10.8

Gross margin, as a percent of net sales	25.6%	22.3%	3.3%

EBITDA

	Three Months Ended March 31,
(dollars in millions)	2007	2006	Change
Net income	$2.2	$(1.9)	$4.1
Add back:
Interest expense, net	11.2	9.9	1.3
Income tax expense	3.6	0.3	3.3
Depreciation and amortization	12.7	12.6	0.1

EBITDA	$29.7	$20.9	$8.8

EBITDA, as a percent of net sales	12.4%	9.3%	3.2%